UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 4, 2013

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers

2014 Unit Performance Plan Corporate Performance Measure and Named Executive Officer Target Variable Pay Opportunities

On December 4, 2013, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Chemical Company (the “Company”) approved the corporate performance measure, eligible employees (including the executive officers), and target variable pay opportunities for the 2014 Unit Performance Plan (the "UPP"). The UPP is filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for 2012 and is described in the Company's 2013 Annual Meeting Proxy Statement under “Compensation Discussion and Analysis - Elements of our Executive Compensation - Annual Cash Compensation -Variable Cash Pay - Unit Performance Plan”.

For 2014, the corporate performance measure for determining the available UPP cash award pool will be earnings from operations ("EFO"). The Compensation Committee will establish specific 2014 UPP cash payout pool amounts based upon actual EFO compared to pre-set EFO targets. The target 2014 EFO and corresponding target UPP payout pool amount will correspond to the Company's EFO target under the annual business plan for 2014 as approved by the Board of Directors.

The portion of the UPP award pool allocated to the executive officers will be determined by aggregating their individual target variable pay amounts, multiplied by a "performance factor" corresponding to their overall performance compared to pre-established organizational and personal performance objectives. For 2014, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the continuing executive officers for whom executive compensation disclosure is provided in the Company's 2013 Annual Meeting Proxy Statement (the “named executive officers”) will be 130% for the Chief Executive Officer (Mark J. Costa), 100% for the Chief Operating Officer (Ronald C. Lindsay ), and 80% for the Executive Vice President and Chief Financial Officer (Curtis E. Espeland). As described below, the 2014 compensation of the Executive Chairman (James P. Rogers) will consist of annual base salary and certain perquisites and personal benefits, and he will not participate in the 2014 UPP. The Compensation Committee may consider changing target executive UPP compensation for 2014 based upon comparable pay for similar jobs at identified peer and other companies and for any executives who change responsibilities or positions during 2014.

At the end of 2014, in connection with the determination of the amount of the total UPP award pool available to the executive officers, the Chief Executive Officer will assess the other executives' individual performance against pre-established goals and expectations and determine the amounts of the individual payouts from the portion of the total UPP award pool allocated to the executive officers. The Chief Executive Officer's assessments will be based upon his evaluation of each executive officer's performance compared to pre-established performance objectives for 2014. Based on the Chief Executive Officer's assessment, the Compensation Committee will consider UPP payouts to the executive officers for 2014 in early 2015. The Compensation Committee will review the CEO's performance against his individual financial, organizational, and strategic objectives and determine his payout for 2014. The payouts, if any, to the CEO and other executive officers for 2014 will be disclosed in the Company's Proxy Statement for its 2015 Annual Meeting of Stockholders.

In determining EFO for the purpose of measuring corporate performance, the UPP provides for adjustments by the Compensation Committee for certain items that were not included in the Company's targeted financial performance under the annual business plan, typically the same as those non-core or non-recurring items excluded from operating earnings in the non-GAAP financial measures disclosed by the Company in its public sales and earnings disclosures.

Certain Named Executive Officer 2014 Base Salaries and Other Compensation

As previously reported in the Company’s Current Reports on Form 8-K dated May 14, 2013 and September 9, 2013, on January 1, 2014:

•	Mr. Costa, currently President and a Director, will be Chief Executive Officer and a Director.

•	Mr. Lindsay, currently Executive Vice President, will be Chief Operating Officer.

•	Mr. Rogers, currently Chief Executive Officer and Chairman of the Board of Directors, will be Executive Chairman of the Board of Directors.

On December 4 and 5, 2013, the Compensation Committee and the Board of Directors took the following actions:

•	Mr. Costa’s 2014 annual base salary as Chief Executive Officer will be $1,000,000.

•	Mr. Lindsay’s 2014 annual base salary as Chief Operating Officer will be $750,000.

•
Mr. Rogers’s compensation as Executive Chairman of the Board will consist solely of annual base salary of $1,000,000 and the personal umbrella liability insurance and home security system executive officer perquisites.

Messrs. Costa and Lindsay will also have the opportunity to earn variable cash pay under the UPP as described above, be eligible to receive long-term stock-based incentive pay awards in early 2014 with values and terms determined by the Compensation Committee as described in the Company's 2013 Annual Meeting Proxy Statement under “Compensation Discussion and Analysis - Elements of our Executive Compensation - Stock-Based Incentive Pay”, and will be entitled to the executive perquisites and personal benefits described in the Company's 2013 Annual Meeting Proxy Statement under “Compensation Discussion and Analysis - Executive Perquisites and Personal Benefits”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY
	By:	/s/ Scott V. King
	Name:	Scott V. King
	Title:	Vice President, Controller, and Chief Accounting Officer
Date: December 10, 2013